EX-35.3
(logo) WELLS
FARGO

MAC N9311-161
625 Marquette Ave S
Minneapolis, MN 55479

Wells Fargo Bank, N.A.



Morgan Stanley ABS Capital I Inc.
1585 Broadway
10th Floor
New York, NY 10036


RE: Annual Statement as to Compliance


The undersigned, a duly authorized officer of Wells Fargo Bank, National Association ("Wells Fargo"), hereby certifies as follows for the calendar year 2007 or applicable portion thereof (the "Reporting Period"):

(a) a review of Wells Fargo's activities as Indentured Trustee under the servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b) to the best of my knowledge, based on such review Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period.



March 1, 2008
/s/ C. Hatfield
CHRISTINA HATFIELD
Vice President



(page)


Schedule A


List of Servicing Agreement(s) and Series


1 Servicing Agreement for Morgan Stanley HELOC Asset-Backed Notes, Series 2007-1, Wells Fargo Bank, N.A. as Indenture Trustee